UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2017
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-52891	20-8429087
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Determination of Estimated Net Asset Value Per Share

Corporate Property Associates 17 – Global Incorporated (“we,” “our” and “CPA®:17 – Global”) announced today that our estimated net asset value (“NAV”) as of December 31, 2016 has been determined to be approximately $3.5 billion, or $10.11 per share of common stock, compared to approximately $3.5 billion, or $10.24 per share of common stock as of December 31, 2015. The NAV was calculated by our advisor relying in part on an appraisal of the fair market value of our real estate portfolio and estimates of the fair market value of our mortgage debt, both at December 31, 2016, provided by Robert A. Stanger & Co., Inc. (“Stanger”), an independent consultant and service provider to the real estate industry. Our advisor then adjusts this amount based on certain factors, principally for fair value of loans, CMBS and other investments, our other net assets and liabilities of tangible or monetary value and an estimate of the advisor’s interest in disposition proceeds (if any), which shall be paid to the advisor subject to the approval of the independent directors of our board of directors as of December 31, 2016. The estimate produced by this calculation is then divided by the total shares outstanding as of December 31, 2016 and rounded to the nearest penny. Our NAV has been calculated using a methodology conforming to the Investment Program Association’s Practice Guideline for Valuations of Publicly Registered Non-Listed REITs (April 2013) and fair value accounting standards under generally accepted accounting principles in the United States. Our independent directors approved the engagement of Stanger, reviewed the methodologies used by Stanger and recommended that the full board of directors adopt the NAV.

The determination of NAV involves a number of assumptions and judgments, including estimates of the advisor’s interest in disposition proceeds (if any). These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $10.11 per share if we were to liquidate or engage in another type of liquidity event today. In particular, our December 31, 2016 NAV does not give effect to changes in value, investment activities and shares of common stock issued after December 31, 2016.

The table below sets forth the material items included in the calculation of our NAV ($ in thousands, except per share amounts) as of December 31, 2016. A summary of the methodology used by Stanger, as well as the assumptions and limitations of their work for us, follows the table.

	Real estate appraised value(1)	$5,309,750
(plus)	Fair value of loans, CMBS and other investments	330,390
(less)	Fair market value of property debt	(2,287,659)
(less)	Line of credit outstanding balance	(49,751)
(plus)	Other tangible balance sheet assets and liabilities, net(2)	202,315
(less)	Advisor’s interest in disposition proceeds	(31,724)
	NAV(3)	$3,473,321
	Shares outstanding	343,575,840
	NAV Per Share(4)	10.11

__________

(1)
Includes acquisitions made in the fourth quarter of 2016 at their appraised values at acquisition (approximately $134.5 million), using independent third-party appraisal firms other than Stanger that were approved in advance by the independent members of our board of directors, and one property under contract for sale at its contractual sales price (approximately $15.5 million).

(2)	Comprised substantially of cash and other assets and liabilities of tangible or monetary value based on audited balance sheet as of December 31, 2016.

(3)	Numbers may not add up due to rounding.

(4)	Rounded to the nearest $0.01.

The primary factor that contributed to the change in our NAV was a negative impact on the appraised values of real estate located outside the United States due to weakening of foreign currencies (including the euro and British pound sterling) against the U.S. dollar in 2016, which was partially mitigated by property level financing in the local currency and partial hedging of cash flows. The appraised values of our same store properties, on a constant currency basis, remained relatively flat from 2015 to 2016.

Appraised Real Estate Value

Summary of Methodology

The real property appraisal was based on the income method of valuation by applying to the portfolio properties, other than the fee-simple self-storage properties and hotel property, a discounted cash flow analysis to: (i) the estimated net cash flow for each property in the portfolio during the remaining anticipated lease term unencumbered by mortgage debt; and (ii) the estimated residual value of each property from a hypothetical sale of the property upon the assumed expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated stabilized net operating income of each property for the year following the lease expiration at a selected capitalization rate and deducting estimated costs of sale. The discounted cash flow analysis also included re-tenanting costs at the end of the assumed lease term, as appropriate, including downtime costs, tenant improvement allowances, rental concessions and leasing commissions. In cases where a tenant had a purchase option deemed to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates materially below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property was deemed to have excess land, the discounted cash flow analysis included the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the assumed year of lease expiration. For the self-storage properties owned in fee-simple by us, a direct capitalization analysis was performed.  For the one hotel property in which we hold an interest, both a direct capitalization and discounted cash flow analysis was performed and the resulting value indications were compared to regional sales of similar hotel properties.  In order to determine the total real estate portfolio value as of the valuation date, the appraised value of the portfolio was then adjusted to include the acquisition cost of properties acquired within the three months preceding the valuation date.

The discount rates and residual capitalization rates used in the discounted cash flow analysis to value the properties were selected based on several factors, including the creditworthiness of the lessees; industry surveys; discussions with industry professionals; property type, location and age; current lease rates relative to estimated market lease rates; anticipated lease duration; and other factors deemed appropriate.

	Low	High	Weighted Average(1)
Discount rates applied to the estimated net cash flow of each property	5.00%	15.25%	7.97%
Discount rates applied to the estimated residual value of each property	4.35%	14.75%	8.24%
Residual capitalization rates applied to the properties	4.50%	13.75%	7.58%
__________
(1)      Based on our ownership interest in the properties.

For fee-simple self-storage assets, the capitalization rates applied were based upon several factors, including industry surveys; discussions with industry professionals; information on capitalization rates from sale transactions; property type, location and age; and other factors deemed appropriate.  The capitalization rates applied to the estimated net operating income of each such property for the 12-month period following the valuation date ranged from approximately 5.00% to 7.75%, with a weighted average of approximately 6.14%.  For the one hotel property in which we hold an interest, the capitalization rate applied to the estimated net operating income from the anticipated year of stabilization was based upon several factors, including industry surveys; discussions with industry professionals; information on capitalization rates from sale transactions; property type, location and age; and other factors deemed appropriate.  The capitalization rate applied was 6.2%.  From such direct capitalization analyses indicated value, deductions were made to account for the income shortfall relative to the estimated stabilized net operating income.

Conclusion as to our Real Estate Portfolio Value

The result of the analysis outlined above was then adjusted where appropriate to reflect our economic ownership interest in each property and to convert the property value of each property located outside the United States to U.S. dollars based upon foreign exchange rates as of the valuation date. Based on the analyses outlined above, and subject to the assumptions and limitations below, the “as is” market value of our real estate portfolio as of December 31, 2016 was approximately $5.6 billion, which includes the real estate appraised value and the fair value of real estate loans and other investments, reflecting an overall increase of 17.4% from the original purchase price (excluding acquisition costs and operating deficits), plus post-acquisition capital investments. The resulting imputed capitalization rate for the real estate appraised value before reflecting our ownership interest, excluding the value adjustment for both the acquisitions made in the three-months preceding the valuation date and the one property under contract for sale, and based on the estimated net operating income of our portfolio for the 12-month period following the valuation date, was approximately 6.7%.

Assumptions and Limitations

The appraisal is subject to certain assumptions and limiting conditions, including: (i) Stanger assumes no responsibility for matters of a legal nature affecting any of the properties in our real estate portfolio and assumes that title to each property is good and marketable and that each property is free and clear of all liens unless otherwise stated; (ii) the appraisal assumes (A) responsible ownership and competent management of each property, (B) no hidden or unapparent conditions of any property’s subsoil or structure that would render such property more or less valuable, (C) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws and (D) all required licenses, certificates of occupancy and other governmental consents have been, or can be, obtained and renewed; (iii) the information upon which Stanger’s appraisal is based has been provided by, or gathered from, sources assumed to be reliable and accurate, including information that has been provided to Stanger by our advisor, and Stanger is not responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters; (iv) any necessary repairs or alterations to any property in our real estate portfolio are assumed to be completed in a workmanlike manner; (v) the physical attributes and condition of the property improvements are based on representations by us, and Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components; (vi) Stanger has made no survey of the properties in the portfolio and has assumed that there are no soil, drainage or environmental issues that would impair its opinion of value; (vii) any projections of income and expenses included in the appraisal and the valuation parameters utilized are not predictions of the future, rather, they are Stanger’s best estimate of current market thinking as of the valuation date relating to future income and expenses, and Stanger makes no warranty or representation that any such projections will materialize; (viii) Stanger’s opinion of value represents normal consideration for our portfolio sold unaffected by special terms, services, fees, costs or credits incurred in a transaction; (ix) Stanger has no knowledge of the existence of hazardous materials on or in any property, nor is Stanger qualified to detect such hazardous substances, and Stanger assumes no responsibility for the detection or existence of such conditions; (x) Stanger has assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act or any other environmental problems, or with respect to non-compliance with the Americans with Disabilities Act (“ADA”), and no investigation has been made by Stanger with respect to any potential environmental or ADA problems; (xi) Stanger’s opinions of value do not reflect any potential premium or discount that a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market; and (xii) Stanger’s opinion of our real estate portfolio value was based upon Stanger’s engagement agreement with us, which called for the sole use of the income approach to value, and the assumption that the highest and best use of each property was as currently improved. Furthermore, we have requested that Stanger adjust its appraised value of the portfolio for the acquisition cost, as provided by us, net of any acquisition costs or fees, of any properties acquired in the three months preceding the valuation date in order to derive a total real estate portfolio value as of the valuation date.

Fair Value of Debt

Summary of Methodology

Stanger performed a valuation of our property-level debt by reviewing available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates were selected based on several factors including U.S. Treasury, Euro-Swap, U.K. Gilt, London Interbank Offered Rate and Euro Interbank Offered Rate yields as of the valuation date, as well as loan specific items such as loan-to-value ratios, debt service coverage ratios, collateral property location, age and type, prepayment terms, and maturity and loan origination date.

The discount rates applied to the future property level debt payments for the registrant ranged from approximately 1.3% to 11.0%. The weighted average contractual interest rate was approximately 4.2%, and the estimated market weighted average interest rate was approximately 3.9%

Conclusion as to Value of Debt

Based on the analysis described above, and subject to the assumptions and limitations discussed below, Stanger determined the aggregate fair market value of our property-level debt to be approximately $2,287,659,000, as of December 31, 2016.

Assumptions and Limitations

Stanger’s valuation of the property-level debt is based in part on the “as is” market value of our real estate portfolio as of December 31, 2016 and the estimates of property net operating income contained therein, and is subject to the assumptions and limiting conditions related thereto, as discussed above.  In addition, Stanger’s valuation of the property-level debt is subject to certain other assumptions and limiting conditions, including: (i) Stanger has been provided with loan documents and/or loan summaries, loan payment schedules and other factual loan information by W. P. Carey Inc. (the ultimate parent company of our advisor) and has relied upon and assumed that such information is correct in all material respects and no warranty is given by Stanger as to the accuracy of such information; (ii)  each collateral property is assumed to be free and clear of liens (other than the mortgage being valued); (iii) information furnished by others, upon which all or portions of Stanger’s value opinion is based, is believed to be reliable but has not been verified, and no warranty is given as to the accuracy of such information; and (iv) all mortgages are assumed to be salable, transferable or assumable between parties and are further assumed not to be in default. Stanger’s opinion of the property-level debt value was predicated on the above assumptions.

Sensitivity Analysis

Assuming all other factors remain unchanged, the table below presents the estimated increase or decrease to our NAV for a 25 basis points increase and decrease in the residual capitalization rates, discount rates and capitalization rates for operating properties used in calculating the NAV as of December 31, 2016:

	Increase (Decrease) to the $10.11 NAV
	per share due to
	Increase of 25 bps	Decrease of 25 bps

Residual capitalization rates	$9.97	$10.26

Discount rates	$9.88	$10.35

Capitalization rates (1)	$10.07	$10.15
________

(1)	For operating properties where a direct capitalization analysis was performed.

Updated NAV

Starting March 2017, the updated NAV per share of $10.11 will be used for purposes of effectuating permitted redemptions of our common stock and issuing shares pursuant to our distribution reinvestment plan.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
99.1	Consent of Robert A. Stanger & Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 – Global Incorporated

Date: March 20, 2017	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Secretary

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